Exhibit 99.1

Mesa Labs Reports Record Second Quarter Revenues

Lakewood, Colorado, October 31, 2018 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues for the second quarter ended September 30, 2018.

Revenues for the second quarter increased eight percent to $24,865,000 as compared to $22,954,000 for the same quarter last year. Operating income for the quarter decreased 69 percent to $1,138,000 as compared to $3,648,000 for the same quarter last year. Quarterly net income decreased 58 percent to $994,000 or $0.25 per diluted share of common stock as compared to $2,353,000 or $0.60 per diluted share of common stock for the same quarter last year. Operating and net income for the second quarter were impacted by an unusual item consisting of a $3,300,000 expense, before tax, related to an estimate of our potential loss associated with the TCPA lawsuit.

Revenues for the six months ended September 30, 2018 increased 10 percent to $50,007,000 as compared to $45,627,000 for the same period last year. Operating income for the six months ended September 30, 2018 increased five percent to $5,902,000 as compared to $5,630,000 for the same period last year. Net income for the six months ended September 30, 2018 increased 35 percent to $5,224,000 or $1.30 per diluted share of common stock as compared to $3,870,000 or $0.98 per diluted share of common stock for the same period last year. Operating and net income for the six months ended September 30, 2018 were impacted by the same unusual item described above. Operating and net income for the six months ended September 30, 2017 were impacted by unusual items consisting of a $622,000 expense, before tax, related to relocation costs associated with the consolidation of our Sterilization and Disinfection Control facilities into our new building in Bozeman, Montana and a $406,000 expense, before tax, related to a reserve for slow moving inventory associated with the discontinuance for sale of certain products due to the recent introduction of new or modified products and the consolidation of other product sets. Net income for the six months ended September 30, 2017 was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted.

On a non-GAAP basis, adjusted operating income1 for the second quarter decreased 31 percent to $3,970,000 or $0.98 per diluted share of common stock as compared to $5,717,000 or $1.45 per diluted share of common stock for the same quarter last year. Adjusted operating income for the six months ended September 30, 2018 increased 15 percent to $11,333,000 or $2.81 per diluted share of common stock as compared to $9,843,000 or $2.50 per diluted share of common stock for the same period last year. Adjusted operating income for the three and six months ended September 30, 2018 and 2017, were fully impacted by the same operating income items noted above. Excluding unusual items in both periods, adjusted operating income for the second quarter increased 25 percent to $7,270,000 or $1.80 per diluted share of common stock as compared to $5,817,000 or $1.48 per diluted share of common stock for the same quarter last year.

“Core operating performance in the quarter was solid with revenues (ex Packaging) up 10 percent overall and four percent organically. Excluding unusual items in both periods, gross margin percentage expanded 70 basis points while adjusted operating income margin percentage expanded 390 basis points. Additionally, we reduced inventory by three percent versus the first quarter of this year,” said Gary Owens, President and Chief Executive Officer. “We also deepened our implementation of The Mesa Way! with our first kaizen (process improvement) events in our Denver facilities which were focused on our most critical customer facing metrics. Additional kaizen events are planned for our Bozeman and Butler facilities in the 2nd half of the year.

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Sterilization and Disinfection Control (47 percent of revenues in 2Q19), delivered 16 percent revenues growth in the quarter with three percent organic growth. First quarter gross profit margin percentage was up 50 basis points versus the same quarter in the prior year, but essentially flat when excluding the impact of unusual items. Physical consolidation of operations into Bozeman, Montana is complete, and we expect final product validations, which are required before certain shipments can resume in the new facility, to be completed in the third quarter.

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Instruments (35 percent of revenues in 2Q19) revenues grew nine percent versus the same quarter last year both in total and organically. Gross profit margin percentage contracted 70 basis points due to product mix.

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Cold Chain Monitoring (12 percent of revenues in 2Q19) revenues were down six percent in the quarter due to the nature and timing of orders and installations, although underlying bookings were strong. Gross profit margin percentage increased 160 basis points, primarily due to efficiency gains.

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Cold Chain Packaging (six percent of revenues in 2Q19) shrank 11 percent in the quarter due to an unexpected decreased order rate from the division’s largest customer. This customer operates in the flu vaccine segment and is highly exposed to seasonality. Gross profit margin percentage in the quarter decreased 860 basis points versus the same quarter last year due to customer mix and increased raw material costs.

For the remainder of FY19, we plan to accelerate our investment in sales and marketing capacity and, to a lesser extent, research and development capabilities to continue to power our near and long-term organic revenues growth. These investments will not change our strategy of reinvesting the majority of free cash flow in our acquisition program” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2018)

Consolidated Condensed Statements of Income
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues	$24,865	$22,954	$50,007	$45,627
Cost of revenues	10,288	9,721	20,339	19,723
Gross profit	14,577	13,233	29,668	25,904
Operating expenses	13,439	9,585	23,766	20,274
Operating income	1,138	3,648	5,902	5,630
Other (income) expense, net	(168)	542	196	1,221
Earnings before income taxes	1,306	3,106	5,706	4,409
Income tax expense	312	753	482	539
Net income	$994	$2,353	$5,224	$3,870

Earnings per share (basic)	$0.26	$0.63	$1.36	$1.03
Earnings per share (diluted)	0.25	0.60	1.30	0.98

Weighted average common shares outstanding:
Basic	3,850	3,764	3,833	3,754
Diluted	4,046	3,935	4,029	3,934

Consolidated Condensed Balance Sheets

	September 30, 2018	March 31, 2018
(Amounts in thousands)	(Unaudited)
Cash and cash equivalents	$5,625	$5,469
Other current assets	27,966	26,519
Total current assets	33,591	31,988
Property, plant and equipment, net	23,235	23,593
Other assets	103,462	108,520
Total assets	$160,288	$164,101

Liabilities	$53,385	$64,740
Stockholders’ equity	106,903	99,361
Total liabilities and stockholders’ equity	$160,288	$164,101

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Operating income	$1,138	$3,648	$5,902	$5,630
Amortization of intangible assets	1,842	1,624	3,702	3,228
Stock-based compensation expense	990	445	1,729	985
Adjusted operating income	$3,970	$5,717	$11,333	$9,843

Adjusted operating income per share (basic)	$1.03	$1.52	$2.96	$2.62
Adjusted operating income per share (diluted)	0.98	1.45	2.81	2.50

Weighted average common shares outstanding:
Basic	3,850	3,764	3,833	3,754
Diluted	4,046	3,935	4,029	3,934

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “will”, “estimate,” "expect," "project," “anticipate,” “intend” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com